[ING LOGO]

ING Life Insurance and Annuity Company
151 Farmington Avenue, TS41, Hartford, CT 06156-8975

                                                                    (d)(15)(iii)

May 1, 2006

ING Partners, Inc.
7337 E. Doubletree Ranch Rd.
Scottsdale, AZ 85258

Ladies and Gentlemen:

     Pursuant to our letter agreement dated June 1, 2005, we have reduced our annual investment management fee for ING Van Kampen Comstock Portfolio (the "Portfolio") by an amount corresponding to the June 1, 2005 sub-advisory fee reduction by Morgan Stanley Investment Management Inc. d/b/a Van Kampen (the "Reduction").

     The Reduction is calculated as follows:

     REDUCTION = 50%X (FORMER SUB-ADVISORY FEE - NEW SUB-ADVISORY FEE)

     By this letter, we agree to continue the Reduction for the period May 1, 2006 through May 1, 2007.

     Please indicate your agreement to this Reduction by executing below in the place indicated.

                                        Very sincerely,


                                        /s/ Laurie M. Tillinghast
                                        ----------------------------------------
                                        Laurie M. Tillinghast
                                        Vice President
                                        ING Life Insurance and Annuity Company

Agreed and Accepted:
ING Partners, Inc.
(on behalf of the Portfolio)


By: /s/ Robert S. Naka
    ---------------------------------
    Robert S. Naka
    Executive Vice President